Exhibit 99.1

[LOGO OF VELOCITY EXPRESS]

FOR IMMEDIATE RELEASE

VELOCITY EXPRESS COMMENTS ON NASDAQ ADDITIONAL DEFICIENCIES LETTER

MINNEAPOLIS, MN, December 15, 2004—Velocity Express Corporation (NASDAQ:VEXPE) (the “Company”) today announced that on December 9, 2004, it received a letter from the Nasdaq Listing Qualifications Staff notifying the Company that it is no longer in compliance with the quarterly reporting requirement, as set forth in Nasdaq Marketplace Rule 4310(c)(14), because it has not yet filed its Form 10-Q for the first quarter of its fiscal year 2005 (the “10-Q”). The Company previously addressed this deficiency at a November 18, 2004 delisting hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), at which it also addressed the issues of the failure to file the Form 10-K for the fiscal year 2004 (the “10-K”) and the failure to hold an annual shareholders meeting for fiscal year 2003.

The Company has proposed to the Panel that it be given additional time (until January 4, 2005) to file both the 10-K and the 10-Q. The Company has also proposed to combine the fiscal year 2003 and fiscal year 2004 annual shareholders’ meetings with a shareholders’ meeting in which the Company intends to seek shareholder approval of a reverse stock split and various other matters. Finally, the Company requested that the Panel extend the current January 20, 2005 deadline for seeking shareholder approval of the reverse stock split by 30 days. As is noted below, the Company has no assurance to what extent, if any, the Panel will agree to the Company’s proposals. If the requested extension for the completion of the reverse split is granted, the Company may subsequently need to request additional time in the event that SEC review delays dissemination of the shareholders’ meeting proxy statement.

The Company’s proposal regarding compliance with Nasdaq’s rules related to its 10-K, 10-Q and annual shareholders’ meeting is currently pending a decision by the Panel. There can be no assurance that the Panel will agree with the Company’s request to continue the listing of the Company’s common stock on the Nasdaq SmallCap Market. In the meantime, under the direction of the Company’s independent Audit Committee of the Board of Directors, the Company is working diligently with its independent auditors to file its 10-K and10-Q as soon as possible.

About Velocity Express

Velocity Express has one of the largest time critical nationwide networks and provides a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system which provides customers the ability to view the status of any package via a flexible web reporting system.

This press release includes certain “forward-looking statements” for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of Velocity Express’s industry and competition. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

Steven S. Anreder, 212/532-3232

steven.anreder@anreder.com

or

Velocity Express, Minneapolis

Wes Fredenburg, 612/492-2405

wfredenburg@velocityexp.com